Investors Bancorp Announces Completion of Millennium bcpbank Branch Acquisition and Announces the Sale of Massachusetts Locations

SHORT HILLS, N.J., Oct. 18 /PRNewswire-FirstCall/ -- Investors Bancorp, Inc. (Nasdaq: ISBC) announced today the completion of Investors Savings Bank's acquisition of 17 branches from Millennium bcpbank ("Millennium") on October 15, 2010. Concurrent with the closing of the acquisition, Investors also announced that it had entered into a definitive agreement to sell the Millennium branch locations in Massachusetts to Domestic Bank, which will soon be changing its name to Admirals Bank, headquartered in Cranston, Rhode Island. The four branches, with deposits of approximately $85 million, will be sold for a premium of 0.11%. This transaction is subject to regulatory approvals.

Upon completion of the acquisition, Investors has approximately $9.4 billion in assets, $6.7 billion in deposits and 82 branch locations.

"This is an important transaction for us," said Investors Savings Bank's President and Chief Executive Officer Kevin Cummings. "We are looking forward to enhancing and expanding the existing Millennium customer relationships and providing the world class service all of our customers are accustomed to."

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and 82 branch offices located in New Jersey, New York and Massachusetts.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms.  Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT: Domenick Cama, ISBC, +1-973-924-5105, dcama@isbnj.com